Xilio Therapeutics Announces Pipeline and Business Updates and Third Quarter 2025
Financial Results

Reported late-breaking Phase 2 data at SITC for vilastobart demonstrating a 40% ORR in heavily pretreated patients with MSS mCRC without liver metastases and high plasma tumor mutational burden

Presented Phase 1 data at SITC for efarindodekin alfa showing promising monotherapy anti-tumor activity and generally well-tolerated safety profile in patients with advanced solid tumors

Announced new preclinical data at SITC for masked T cell engager programs supporting best-in-class potential and showing efficient masking, potent anti-tumor activity and broad therapeutic index

Anticipate cash runway into the first quarter of 2027

WALTHAM, Mass., November 13, 2025 -- Xilio Therapeutics, Inc. (Nasdaq: XLO), a clinical-stage biotechnology company discovering and developing tumor-activated immuno-oncology therapies for people living with cancer, today announced pipeline progress and business updates and reported financial results for the third quarter ended September 30, 2025.

“As we advance our robust pipeline of innovative masked immunotherapies, we continue to provide additional validation of our proprietary masking technology and ability to deliver differentiated molecules across a wide range of targets and design formats,” said René Russo, Pharm.D., president and chief executive officer of Xilio. “At SITC, we presented compelling data across our clinical and preclinical programs, including data supporting the best-in-class potential of our masked T cell engager programs to meaningfully widen the therapeutic window relative to non-masked T cell engagers as well as our unique ability to incorporate co-stimulation to substantially improve the durability of T cell response.”

Dr. Russo added, “For our clinical-stage programs, we continue to be encouraged by the promising data for both vilastobart and efarindodekin alfa, which have each shown differentiated clinical efficacy and safety for patients with high unmet need. In particular, new data for vilastobart leveraging plasma TMB as a predictive biomarker showed a 40% response rate in patients with MSS mCRC without liver metastases, supporting the significant opportunity for vilastobart as a combination therapy. As we look ahead to 2026, we are focused on execution across our clinical programs, while rapidly advancing XTX501, our bispecific PD-1/IL-2, toward a planned IND submission in mid 2026 and our masked T cell engager programs into IND-enabling studies.”

Pipeline and Business Updates

Vilastobart: tumor-activated, Fc-enhanced anti-CTLA-4

Vilastobart is currently being evaluated in combination with atezolizumab (Tecentriq®) in Phase 1C combination dose escalation in patients with advanced solid tumors and in a Phase 2 clinical trial in patients with microsatellite stable (MSS) metastatic colorectal cancer (mCRC).

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In November 2025, Xilio announced new late-breaking data from its ongoing Phase 2 clinical trial at the Society for Immunotherapy of Cancer (SITC) 40th Annual Meeting. These data demonstrated a 40% objective response rate (ORR) in heavily pre-treated, plasma tumor mutational burden (TMB) high patients (≥10 mutations/Mb) with MSS mCRC without liver metastases and showed a statistically significant correlation (p=0.05) between plasma TMB status and response. Approximately 55% of patients with MSS mCRC are estimated to have high plasma TMB, representing a meaningful patient population with high unmet need. For more information, read the press release here, and watch a replay of the webcast with leading colorectal cancer experts here.

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In November 2025, Xilio announced additional new Phase 2 data presented at SITC, which demonstrated the potential for circulating tumor DNA (ctDNA) as an early predictive biomarker for response to treatment with vilastobart in combination with atezolizumab in patients with MSS mCRC. For more information, read the press release here.

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Based on the promising clinical activity and safety profile demonstrated by vilastobart as a combination therapy, including in patients who had high plasma TMB, Xilio is actively seeking a partner to develop vilastobart in combination with PD-(L)1 or PD1-VEGF in MSS CRC and other tumor types.

Efarindodekin Alfa: tumor-activated IL-12

Xilio is evaluating efarindodekin alfa as a monotherapy in an ongoing Phase 1/2 clinical trial in patients with advanced solid tumors.

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In November 2025, Xilio presented Phase 1 monotherapy dose escalation data for efarindodekin alfa at SITC demonstrating promising monotherapy anti-tumor activity in patients with advanced solid tumors as well as a generally well-tolerated safety profile at doses over 100-fold greater than the maximum tolerated dose of recombinant human IL-12. For more information, read the press release here.

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In September 2025, Xilio announced the selection of an initial recommended phase 2 dose (RP2D) and schedule for efarindodekin alfa and initiated patient dosing in the Phase 2 portion of the clinical trial. In connection with the initiation of Phase 2, Xilio achieved a development milestone of $17.5 million under its license agreement with Gilead Sciences, Inc. (Gilead). For more information, read the press release here.

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Xilio has completed enrollment in the Phase 1A monotherapy dose escalation and Phase 1B monotherapy dose expansion portions of the ongoing Phase 1/2 clinical trial, and evaluation of those patients is ongoing.

XTX501: bispecific PD-1 / masked IL-2

XTX501 is a novel, bispecific PD-1 / masked IL-2 designed to selectively stimulate PD-1 positive, antigen-experienced T cells and enhance their function. XTX501 incorporates masking designed to overcome IL-2 receptor-mediated clearance and peripheral activity. In preclinical studies, XTX501 demonstrated robust monotherapy activity (including in settings insensitive to PD-1) and tumor-selective pharmacodynamics consistent with its intended mechanism of action.

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XTX501 is currently advancing through investigational new drug (IND)-enabling studies, and Xilio plans to submit an IND application for XTX501 in the middle of 2026.

Masked T Cell Engager Programs

Xilio is leveraging its proprietary, clinically validated tumor-activation platform to advance multiple preclinical programs for masked T cell engagers, including wholly owned programs targeting tumor-associated antigens for PSMA (prostate cancer), CLDN18.2 (gastric, pancreatic, esophageal and lung cancers) and STEAP1 (prostate, colorectal and lung cancers), as well as an additional program in collaboration with AbbVie Group Holdings Limited (AbbVie).

Xilio’s masked T cell engager programs include bispecific molecules designed using its advanced tumor-activated cell engager (ATACR) format, which consists of a T cell engager with a masked CD3 targeting domain, and tri-specific molecules designed using its selective effector-enhanced cell engager (SEECR) format. The SEECR format builds upon the ATACR format by adding co-stimulatory signaling designed to further enhance potency and durability of T cell activation.

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In November 2025, Xilio presented new preclinical data at SITC highlighting the potential for the company’s masking technology to significantly expand the therapeutic window for T cell engagers and overcome the challenges associated with current, systemically active non-masked T cell engagers. Xilio’s masked T cell engager molecules demonstrated potent anti-tumor activity with evidence of reduced systemic toxicity in murine models, supporting its broad applicability and potential best-in-class profile across a diverse range of targets, and the incorporation of co-stimulatory signaling in Xilio’s proprietary SEECR format enhanced durability of anti-tumor activity compared with T cell engager molecules that lacked co-stimulation. For more information, read the press release here.

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In the third quarter of 2025, Xilio nominated a development candidate for its PSMA program (ATACR format).

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Xilio anticipates nominating development candidates for its CLDN18.2 program (ATACR format) in the fourth quarter of 2025 and for its STEAP1 program (SEECR format) in the first half of 2026.

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Xilio anticipates advancing at least two of these programs into IND-enabling studies and submitting IND applications for those programs in 2027.

Third Quarter 2025 Financial Results

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Cash Position: Cash and cash equivalents were $103.8 million as of September 30, 2025, compared to $55.3 million as of December 31, 2024. The increase was primarily driven by $52.0 million in total upfront payments under the collaboration, license and option agreement and stock purchase agreement entered into in February 2025 with AbbVie and $47.0 million in net proceeds received from Xilio’s June 2025 follow-on public offering, partially offset by cash used for operating activities.

In the fourth quarter of 2025, Xilio received the $17.5 million development milestone payment under its license agreement with Gilead.

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Collaboration and License Revenue: Collaboration and license revenue was $19.1 million for the quarter ended September 30, 2025, compared to $2.3 million for the quarter ended September 30, 2024. Collaboration and license revenue for the quarter ended September 30, 2025 consisted of revenue recognized in connection with Xilio’s collaborations with AbbVie and Gilead, and collaboration and license revenue for the quarter ended September 30, 2024 consisted of revenue recognized in connection with Xilio’s collaboration with Gilead.

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Research & Development (R&D) Expenses: R&D expenses were $14.3 million for the quarter ended September 30, 2025, compared to $10.8 million for the quarter ended September 30, 2024. The increase was primarily driven by increased clinical development activities related to efarindodekin alfa, manufacturing activities related to IND-enabling studies and preclinical development activities for XTX501, increased costs related to early-stage programs and indirect research and development and increased personnel-related costs.

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General & Administrative (G&A) Expenses: G&A expenses were $6.7 million for the quarter ended September 30, 2025, compared to $6.3 million for the quarter ended September 30, 2024. The increase was primarily driven by an increase in professional and consulting fees, including legal fees and other professional costs, which were partially offset by a decrease in costs related to directors’ and officers’ liability insurance.

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Net Loss: Net loss was $16.3 million for the quarter ended September 30, 2025, compared to $14.0 million for the quarter ended September 30, 2024.

Financial Guidance

Based on its current operating plans, Xilio anticipates that its cash and cash equivalents as of September 30, 2025, together with the $17.5 million development milestone received under its license agreement with Gilead, will be sufficient to enable it to fund its operating expenses and capital expenditure requirements into the first quarter of 2027.

About Vilastobart

Vilastobart is an investigational tumor-activated, Fc-enhanced, high affinity binding anti-CTLA-4 monoclonal antibody designed to block CTLA-4 and deplete regulatory T cells when activated in the tumor microenvironment (TME). In 2023, Xilio entered into a co-funded clinical trial collaboration with Roche to evaluate vilastobart in combination with atezolizumab (Tecentriq®) in a multi-center, open-label Phase 1/2 clinical trial. Xilio is currently evaluating the safety of the combination in Phase 1C dose escalation in patients with advanced solid tumors and the efficacy and safety of the combination in Phase 2 in patients with microsatellite stable (MSS) metastatic colorectal cancer (mCRC) with and without liver metastases. Please refer to NCT04896697 on www.clinicaltrials.gov for additional details.

About Efarindodekin Alfa

Efarindodekin alfa (XTX301) is an investigational tumor-activated IL-12 designed to potently stimulate anti-tumor immunity and reprogram the tumor microenvironment (TME) of poorly immunogenic “cold” tumors towards an inflamed or “hot” state. Xilio is currently evaluating the safety and tolerability of efarindodekin alfa as a monotherapy in patients with advanced solid tumors in the Phase 1 portion of a first-in-human, multi-center, open-label Phase 1/2 clinical trial and the safety and efficacy of efarindodekin alfa as a monotherapy in the Phase 2 portion in patients with advanced solid tumors. The Phase 2 portion of the trial is anticipated to enroll approximately 40 patients in specific tumor types at multiple sites in the United States. Please refer to NCT05684965 on www.clinicaltrials.gov for additional details.

In March 2024, Xilio entered into an exclusive global license agreement with Gilead to develop and commercialize efarindodekin alfa and specified other molecules directed to IL-12.Xilio is responsible for conducting clinical development for efarindodekin alfa through the initial Phase 2 portion of the ongoing Phase 1/2 clinical trial. Following the delivery by Xilio of a specified clinical data package for efarindodekin alfa related to the Phase 1/2 clinical trial, Gilead can elect to transition responsibilities for the development and commercialization of efarindodekin alfa to Gilead, subject to the terms of the license agreement and payment by Gilead of a $75.0 million transition fee. If Gilead exercises its option for efarindodekin alfa, Xilio will be eligible to receive up to $500.0 million in specified development, regulatory and sales-based milestones and will be eligible to receive tiered royalties ranging from high single digits to mid-teens on annual global net product sales.

About Xilio Therapeutics

Xilio Therapeutics is a clinical-stage biotechnology company discovering and developing tumor-activated, or masked, immuno-oncology (I-O) therapies with the goal of significantly improving outcomes for people living with cancer without the systemic side effects of current I-O treatments. The company is leveraging its proprietary platform to advance a pipeline of novel, tumor-activated I-O molecules that are designed to optimize the therapeutic index by localizing anti-tumor activity within the tumor microenvironment. Learn more by visiting www.xiliotx.com and follow us on LinkedIn (Xilio Therapeutics, Inc.).

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding plans, expectations, development timelines and anticipated milestones for Xilio’s programs; the timing of data releases or program updates; the potential of Xilio’s programs or platform; the ultimate safety and efficacy of Xilio’s current or future products as a monotherapy or combination therapy in any indication; the potential for plasma-based TMB as a predictive biomarker for response in patients with MSS mCRC; the receipt of future contingent payments under Xilio’s collaboration agreements with AbbVie or Gilead; the ability to partner the vilastobart program; the sufficiency of, and the period in which Xilio expects to have, cash to fund its operations, capital expenditure requirements, and development plans and milestones; and Xilio’s strategy, goals and anticipated financial performance, milestones, business plans and focus. The words “aim,” “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of important risks, uncertainties and other factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks related to general market conditions and geopolitical uncertainties; risks and uncertainties related to ongoing and planned research and development activities, including initiating, conducting or completing preclinical studies and clinical trials and the timing and results of such preclinical studies or clinical trials; the delay of any current or planned preclinical studies or clinical trials or the development of Xilio’s current or future product candidates; Xilio’s ability to obtain and maintain sufficient preclinical and clinical supply of current or future product candidates; Xilio’s ability to advance multiple early stage masked T cell engager programs; initial, preliminary, interim or retrospective preclinical or clinical data or results may not be replicated in or predictive of future preclinical or clinical data or results; Xilio’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; results from preclinical studies or clinical trials for Xilio’s product candidates may not support further development of such product candidates; actions of regulatory agencies may affect the initiation, timing and progress of current or future clinical trials; Xilio’s ability to obtain, maintain and enforce patent and other intellectual property protection for current or future product candidates; Xilio’s need to obtain additional cash resources to advance its pipeline of tumor-activated I-O molecules; the impact of international trade policies on Xilio’s business, including U.S. and China trade policies; and Xilio’s ability to maintain its collaboration or partnership agreements with AbbVie, Gilead and Roche. These and other risks and uncertainties are described in greater detail in the sections entitled “Risk Factor Summary” and “Risk Factors” in Xilio’s filings with the U.S. Securities and Exchange Commission (“SEC”), including Xilio’s most recent Quarterly Report on Form 10-Q and any other filings that Xilio has made or may make with the SEC in the future. Any forward-looking statements contained in this press release represent Xilio’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Xilio explicitly disclaims any obligation to update any forward-looking statements.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference in this press release.

Tecentriq® is a registered trademark of Genentech USA, Inc., a member of the Roche Group.

Investor Contact
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alex.lobo@precisionaq.com

Media Contact
Josie Butler, 1AB
josie@1abmedia.com

XILIO THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$103,764	$55,291
License agreement receivable	17,500	—
Other assets	12,430	15,784
Total assets	$133,694	$71,075
Liabilities and Stockholders’ (Deficit) Equity
Liabilities
Deferred revenue	$69,344	$32,780
Common stock warrant liabilities	53,930	—
Other liabilities	18,515	20,697
Total liabilities	$141,789	$53,477
Stockholders’ (deficit) equity	(8,095)	17,598
Total liabilities and stockholders’ (deficit) equity	$133,694	$71,075

XILIO THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Collaboration and license revenue	$19,066	$2,263	$30,080	$4,620
Operating expenses (1)
Research and development	14,321	10,759	37,917	32,375
General and administrative	6,674	6,307	22,309	18,261
Restructuring	—	(41)	—	937
Total operating expenses	20,995	17,025	60,226	51,573
Loss from operations	(1,929)	(14,762)	(30,146)	(46,953)
Other income (expense), net
Change in fair value of common stock warrant liabilities	(15,380)	—	(15,430)	—
Other income (expense), net	1,022	742	180	1,805
Total other income (expense), net	(14,358)	742	(15,250)	1,805
Net loss and comprehensive loss	$(16,287)	$(14,020)	$(45,396)	$(45,148)
Net loss per share, basic and diluted	$(0.11)	$(0.22)	$(0.43)	$(0.91)
Weighted average common shares outstanding, basic and diluted (2)	144,106,869	63,465,063	105,339,205	49,762,800

(1)
Operating expenses include the following amounts of non-cash stock-based compensation expense:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Research and development expense	$319	$384	$1,054	$1,275
General and administrative expense	804	1,190	2,955	3,643
Total stock-based compensation expense	$1,123	$1,574	$4,009	$4,918

(2)
Weighted average common shares outstanding, basic and diluted, includes prefunded warrants to purchase common stock issued in connection with (i) the company’s private placements with certain existing investors and Gilead in 2024 and (ii) the company’s June 2025 follow-on public offering, as the prefunded warrants are exercisable at any time for nominal cash consideration.